Item 27 Exhibit (d) v.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

DECLARED INTEREST RATE

FIXED ACCOUNT ENDORSEMENT

This Endorsement modifies the Certificate to which it is attached. The effective date of this Endorsement is the Certificate Issue Date shown on the Certificate Schedule. In the case of a conflict with any provision in the Certificate, the provisions of this Endorsement will control.

The Certificate is modified as follows:

RIGHT TO EXAMINE: The Right to Examine Certificate provision of the Certificate also applies to this Endorsement if any portion of the initial Net Purchase Payment under the Certificate is allocated to the Fixed Account.

I.	The following are added to amend the DEFINITION Section of the Certificate:

DEFINITIONS

	CERTIFICATE VALUE	The sum of the Participant’s interest in the Sub-Accounts of the Separate Account and the Participant’s interest in the Fixed Account during the Accumulation Period.

	FIXED ACCOUNT	An investment option within the General Account which may be selected during the Accumulation Period.

II.	The TRANSFERS DURING THE ACCUMULATION PERIOD Section of the Certificate is deleted and replaced with the following:

TRANSFERS

TRANSFERS DURING THE ACCUMULATION PERIOD

Subject to any limitations imposed by the Company on the number of transfers and the minimum and maximum amounts to be transferred, shown on the Certificate Schedule, the Participant may transfer during the Accumulation Period all or part of the Participant’s interest in the Fixed Account or a Sub-Account by Written Request without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Certificate. All transfers are subject to the following:

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	1.	If more than the number of free transfers have been made, the Company will deduct a Transfer Fee, shown on the Certificate Schedule, for each subsequent transfer permitted. The Transfer Fee will be deducted from the Participant’s interest in the Fixed Account or from the Sub-Account from which the transfer is made. However, if the Participant’s entire interest in the Fixed Account or the Sub-Account is being transferred, the Transfer Fee will be deducted from the amount which is transferred. If Certificate Values are being transferred from more than one Sub-Account and/or the Fixed Account, any Transfer Fee will be allocated to those Sub-Accounts and the Fixed Account on a pro-rata basis in proportion to the amount transferred from each Sub-Account and the Fixed Account.

	2.	The minimum and maximum amount which can be transferred is shown on the Certificate Schedule. The minimum amount which must remain in the Fixed Account or a Sub-Account is shown on the Certificate Schedule.

	3.	The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Participant elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Participant’s instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

III.	The following amends the WITHDRAWAL PROVISIONS Section of the Certificate:

WITHDRAWAL PROVISIONS

WITHDRAWAL

Any withdrawal will be deducted from each applicable Sub-Account and the Fixed Account in the ratio that the Participant’s interest in the Sub-Account or Fixed Account bears to the total Certificate Value. The Participant must specify by Written Request in advance if other than the above method is desired. If the Participant makes a total withdrawal, all of the Participant’s rights and interests in the Certificate will terminate.

IV.	The following is added to the SUSPENSION OR DEFERRAL OF PAYMENTS PROVISIONS Section of the Certificate:

The Company reserves the right to postpone payments from the Fixed Account for a period of up to six months.

V.	The following hereby deletes and amends Annuity Guideline 5 contained in the ANNUITY GUIDELINES of the ANNUITY PROVISIONS Section of the certificate:

If no Annuity Option has been chosen at least thirty (30) calendar days before the Annuity Date, the Company will make payments to the Annuitant under Option B, with 10 years of payments guaranteed. Unless specified otherwise, that portion of the Certificate Value allocated to the Separate Account shall be used to provide a Variable Annuity and that portion of the Certificate Value allocated to the Fixed Account shall be used to provide a Fixed Annuity.

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VI.	The following section is added to the Certificate:

FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT

The Participant can elect to have Net Purchase Payments allocated to the Fixed Account. During the Accumulation Period the Participant can transfer Certificate Values to the Fixed Account from the Separate Account and from the Fixed Account to Separate Account, subject to the Transfers During the Accumulation Period Section set forth in this Endorsement.

FIXED ACCOUNT VALUES

The Fixed Account Value of a Participant’s Account at any time is equal to:

1.	the Net Purchase Payments allocated to the Fixed Account; plus

2.	the Certificate Value transferred to the Fixed Account; plus

3.	interest credited to the Certificate Value in the Fixed Account; less

4.	any prior withdrawals of Certificate Value from the Fixed Account and any applicable charges; less

5.	any Certificate Value transferred from the Fixed Account; less

6.	Certificate Maintenance Charges or Transfer Fees or any applicable Premium Taxes.

INTEREST TO BE CREDITED

The Company guarantees that the interest to be credited to the Fixed Account will not be less than the Minimum Guaranteed Interest Rate shown on the Certificate Schedule. The Company may credit additional interest at its sole discretion.

Signed for Massachusetts Mutual Life Insurance Company by:

[ /s/ Christine C. Peaslee ]	[ /s/ Roger W. Crandall ]
[SECRETARY]	[PRESIDENT]

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